EXHIBIT 99.1

Rigel Announces Second Quarter 2008 Financial Results

SOUTH SAN FRANCISCO, Calif., Aug. 5 /PRNewswire-FirstCall/ — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the second quarter and six months ended June 30, 2008.

For the second quarter of 2008, Rigel reported a net loss of $34.0 million, or $0.93 per share, compared to a net loss of $19.2 million, or $0.68 per share, in the second quarter of 2007. Weighted average shares outstanding for the second quarters of 2008 and 2007 were 36.5 million and 28.4 million, respectively.

Rigel reported no revenue from collaborations in the second quarter of 2008, compared to $2.0 million reported in the second quarter of 2007. Revenue recorded in the second quarter of 2007 related to Rigel’s research collaboration agreements with Merck and Pfizer.

Rigel reported operating expenses of $35.3 million in the second quarter of 2008, compared to $22.6 million in the second quarter of 2007. The increase in operating expenses was primarily due to increases in clinical development expenses and to a lesser extent stock-based compensation expense. The increase in clinical expenses was mainly due to an increase in costs associated with the two recently initiated Phase 2b clinical trials of R788 in rheumatoid arthritis (TASKi2 and TASKi3). Stock-based compensation expense increased from $3.7 million in the second quarter of 2007 to $5.9 million in the second quarter of 2008 due mainly to higher valuation of options granted in the first quarter of 2008.

For the six months ended June 30, 2008, Rigel reported a net loss of $61.3 million, or $1.73 per share, compared to a net loss in the first six months of 2007 of $36.3 million, or $1.36 per share. Rigel recorded no revenue from collaborations for the first six months of 2008, compared to $4.6 million for the same period in 2007.

As of June 30, 2008, Rigel had cash, cash equivalents and available for sale securities of $185.0 million, compared to $209.7 million on March 31, 2008 and $108.3 million on December 31, 2007. In February 2008, Rigel completed a public offering raising aggregate net proceeds of approximately $127.5 million.

“During the first half of 2008, the advancement of Rigel’s clinical development programs took center stage,” said James M. Gower, chairman and chief executive officer of Rigel. “Most significantly, we initiated two important Phase 2b clinical trials of R788 in patients with rheumatoid arthritis and reported favorable results from a Phase 2 clinical trial of R788 in B-cell lymphoma patients,” he added.

Second Quarter Highlights

Rigel announced the following highlights in the second quarter of 2008:

• Initiation of two Phase 2b clinical trials of R788 in patients with rheumatoid arthritis, also known as TASKi2 and TASKi3.

• Reported preliminary results from Phase 2 clinical trial with R788 in patients with non-Hodgkins lymphoma, which showed R788 to be potentially beneficial as a treatment for certain types of B-cell lymphomas (diffuse large B-cell and SLL/CLL).

• Publication of results from a preclinical study showing R788 to be effective in treating Lupus-prone mice (Arthritis and Rheumatism, May 2008).

• Presentation of results from preclinical study, showing the potential of R788 in delaying the onset of Type 1 diabetes and prolonging the survival of diabetic mice (American Association of Immunologists (AAI) meeting, April 2008).

About Rigel

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and cancer, as well as viral and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis thrombocytopenia and asthma, as well as in cancer. This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates, and the efficacy thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “potential,” “intends,” “indicates,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Form 10-Q for the quarter ended March 31, 2008. Rigel does not undertake any obligation to update forward-looking statements.

Contact:	Ryan D. Maynard
Phone:	650.624.1284
Email:	invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone:	650.430.3777
Email:	susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Contract revenues	$—	$1,956	$—	$4,600

Operating expenses:
Research and development (see Note A)	28,416	17,189	50,036	33,032
General and administrative (see Note A)	6,861	5,373	13,986	10,412
Total operating expenses	35,277	22,562	64,022	43,444
Loss from operations	(35,277)	(20,606)	(64,022)	(38,844)
Loss on sale/disposal of property and equipment	—		—
Interest income, net	1,248	1,361	2,731	2,518
Net loss	$(34,029)	$(19,245)	$(61,291)	(36,326)
Net loss per share, basic and diluted	$(0.93)	$(0.68)	$(1.73)	$(1.36)
Weighted average shares used in computing net loss per share, basic and diluted	36,505	28,355	35,461	26,779

Note A

Stock-based compensation expense included in:
Research and development	$3,102	$1,718	$6,194	2918
General and administrative	2,817	1,987	$5,571	3,409
	$5,919	$3,705	$11,765	$6,327

SUMMARY BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	(1)
Cash, cash equivalents and available for sale securities	$185,001	$108,296
Total assets	194,679	115,789
Stockholder’s equity	162,206	82,182

(1) Derived from audited financial statements